Exhibit 10.03
THE HARTFORD PROTECTION AGREEMENT

This Hartford Protection Agreement (the “Agreement”) is by and between Hartford Fire Insurance Company, its parents, subsidiaries, and affiliates (collectively “The Hartford” or the “Company”), and Christopher Swift (“Executive").

WHEREAS, Executive holds an important position in the Company and thus is privy to the Company’s confidential and proprietary information and trade secrets, operations, plans, and strategies;

WHEREAS, the Company and Executive agree that by virtue of such position and knowledge the Executive would pose a risk of harm to the Company’s business and reputation if the Executive were in the employ of a competitor;

WHEREAS, Executive is to be promoted and his compensation increased, a prerequisite for which is Executive’s execution of this Agreement; and

WHEREAS, Executive thus acknowledges that Executive’s promotion and compensation increase are good and valid consideration for Executive’s agreeing to and abiding by the covenants set forth below,

NOW, THEREFORE, the parties agree as follows:

1.	Non-Competition and Non-Solicitation. Executive agrees that:

(a) Restriction on Work for a Competitor: While employed by The Hartford and for a one-year period following termination of executive’s employment with The Hartford for any reason, Executive will not become associated with any entity, whether as a principal, partner, employee, agent, consultant, shareholder (other than as a holder or a member of a group that is a holder, of not in excess of 1% of the outstanding voting shares of any publicly traded company) or in any other relationship or capacity, paid or unpaid, that is actively engaged in selling or providing, either directly or indirectly, in any geographical area within the U.S. where The Hartford’s products are sold or its services are provided, any products or services that are the same as or similar to products or services that as of the date of Executive’s termination are being sold or provided, either directly or indirectly, by The Hartford; provided, that after the termination of Executive’s employment with The Hartford, Executive will be permitted to become employed by such entity so long as Executive’s subsequent position is not the same as, or substantially similar in any material respect to, any position that Executive held within two years preceding Executive’s termination from The Hartford. The Hartford shall, in its sole discretion, have the right to enforce or waive the terms of this provision;

(b) Restriction on the Solicitation of Business: While employed by The Hartford and for a one-year period following termination of Executive’s employment with The Hartford for any reason, Executive will not directly or indirectly seek, solicit or divert any business away from The Hartford, including any former, present or prospective customer or business partner who becomes known to Executive at any time during Executive’s employment at The Hartford, with respect to any product or service sold or provided by The Hartford during Executive’s employment or that is under development by The Hartford at the time Executive’s employment

Revised: 5/2012

ends. Moreover, while employed by The Hartford and for a one- year period following termination of Executive’s employment with The Hartford for any reason, Executive will not solicit, entice, advise, persuade or induce any individual or entity, including but not limited to any customer, supplier, vendor, investor, equity or financing source, or other contracting party of The Hartford to terminate, reduce or refrain from renewing their present or prospective contractual or business relationship with The Hartford; and

(c) Restriction on the Solicitation of Employees: While employed by The Hartford and for a one-year period following termination of Employee’s employment with The Hartford for any reason, Employee will not directly or indirectly solicit, encourage or induce any employee of The Hartford to terminate employment with The Hartford, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, solicit for employment, offer employment to, or employ any person who is employed by The Hartford (“Hartford employee”). Employee further agrees that during the one-year period following termination of Employee’s employment with The Hartford for any reason, any subsequent employer’s hiring of a Hartford employee into a position that reports to Employee, either directly or indirectly, will create a rebuttable presumption that this paragraph has been breached. For the purposes of this paragraph, "solicit for employment" includes but is not limited to: (1) interviewing a Hartford employee, (2) communicating in any fashion and through any means with a Hartford employee in connection with an employment opportunity at another employer, or (3) otherwise assisting or participating in the soliciting of a Hartford employee in connection with an employment opportunity at another employer.

2.Confidentiality. Executive agrees that without the prior written consent of The Hartford, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose to any third person, or permit the use of for the benefit of any person or any entity other than The Hartford or its affiliates, any trade secrets, customer lists, information regarding product development, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records, or other financial, organizational, commercial, business, sales, marketing, technical, product or employee information relating to The Hartford or its affiliates or information designated as confidential, proprietary, and/or a trade secret, or any other information relating to The Hartford or its affiliates, that Executive knows from the circumstances, in good faith and good conscience, should be treated as confidential, or any information that The Hartford or its affiliates may receive belonging to customers, agents or others who do business with The Hartford or its affiliates, except to the extent that any such information previously has been disclosed to the public by The Hartford or is in the public domain (other than by reason of Executive's violation of this Section).

3.Non-Disparagement. Executive agrees that while employed by The Hartford and for an indefinite period thereafter, Executive will not disparage or make any false, misleading or negative statements, either orally or in writing, about The Hartford or its affiliates, directors, officers, employees, agents, products, services or business practices, in any public forum, including but not limited to the media.

4.Employment At-Will. Either Executive or The Hartford may terminate Executive’s employment at any time for any legal reason. Executive agrees to provide The Hartford with 90 days notice of any intention to deliver a letter of voluntary resignation.

Revised: 5/2012

5.Cooperation. Executive agrees (whether during or after Executive’s employment with The Hartford) to reasonably cooperate with The Hartford in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to The Hartford and with respect to which Executive may have relevant knowledge, provided that, in connection with such cooperation, The Hartford will reimburse Executive’s reasonable expenses and Executive shall not be required to act against Executive’s own legal interests.

6.Equitable Relief. Executive acknowledges and agrees that the covenants and obligations in paragraphs 1, 2, 3 and 5 relate to special, unique, and extraordinary matters and that, given the extensive knowledge of The Hartford’s operations that Executive has acquired and will continue to acquire, a violation of any of the terms of these covenants and obligations will cause The Hartford irreparable injury for which adequate remedies are not available at law. Executive agrees, therefore, that The Hartford shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in paragraphs 1, 2, 3 and 5 and that The Hartford shall, to the extent permitted by applicable law, have no obligation to pay any amounts to Executive following any material violation of the covenants and obligations contained in those paragraphs. These remedies are cumulative and are in addition to any other rights and remedies The Hartford may have at law or in equity.

7.Dispute Resolution. This Agreement shall be governed by the laws of the State of Connecticut, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event of a determination that any of the provisions of paragraphs 1, 2, 3 or 5 are not enforceable in accordance with their terms, Executive and The Hartford agree that those provisions shall be reformed to make the provisions enforceable in a manner that provides The Hartford the maximum rights permitted at law. Except as provided in paragraph 6 above, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in the city of Hartford, Connecticut, and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, and otherwise in accordance with the principles that would be applied by a court of law or equity.

8.Modification. Except as provided in paragraph 7 above, The Hartford and Executive agree that this Agreement may not be modified or amended except by a written instrument signed by Executive and the General Counsel of The Hartford or his designee.

9.Assignment. Executive understands that during the course of his employment, The Hartford may grow and/or expand through merger, acquisition or otherwise. Executive acknowledges that this Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of The Hartford by reorganization, merger, acquisition or otherwise and any assignee of all or substantially all of The Hartford’s business or properties.

Revised: 5/2012

10.Review and Consultation. Executive acknowledges that he has carefully read this Agreement, fully understands its provisions, has had a sufficient opportunity to consider its effect, and has had an opportunity to consult with Executive’s attorney prior to executing this Agreement. Executive further acknowledges that he is knowingly and voluntarily entering into this Agreement.

Executive /s/ Christopher J. Swift_________ Printed Name: Christopher Swift Address: 49 Winfield Lane New Canaan, CT 06840 Date:_______________________	On behalf of The Hartford /s/ Martha Gervasi_____________ Marty Gervasi Executive Vice President, Human Resources Date:_______________________
Witness /s/ Deborah M. Farrel__________ Witness Signature Deborah M. Farrel Printed Name

Revised: 5/2012